Exhibit 99.1

N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	Media:	Don Nathan
	Vice President	Senior Vice President		Senior Vice President
	952-936-7216	952-936-7214		952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS 2010 RESULTS, HIGHLIGHTED BY STRONG GROWTH

•	Full Year Revenues of $94.2 Billion Increased 8% Year-Over-Year, and Include a 10% Increase in Fourth Quarter Revenues to $24 Billion

•	Health Services Revenues Reached $25 Billion in 2010, up 15% Year-Over-Year

•	Health Benefits Businesses Served 1.2 Million More People in 2010, Including Growth of 230,000 People in Fourth Quarter

MINNEAPOLIS (January 20, 2011) – UnitedHealth Group (NYSE: UNH) today reported fourth quarter and full year 2010 financial results, including strong revenue growth from both its Health Benefits and Health Services business platforms. Full year and fourth quarter 2010 net earnings were $4.10 per share and $0.94 per share, respectively.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “Our strong advances in serving customers across key performance measures over the past two years have come from a consistent focus on fundamental execution. That focus is driving growth and favorable business results. We are positive about the future and our potential to address evolving market needs. We believe our two primary platforms – Health Benefits and Health Services – will be effective vehicles for deploying our assets and resources to help address the broad needs of customers and key participants in the health system and health care marketplace.”

Management anticipates UnitedHealth Group’s 2011 revenues will approximate $100 billion, based on strong customer retention and new growth across its businesses, as well as contributions from recent acquisitions. The Company affirmed its outlook for 2011 net earnings in the range of $3.50 to $3.70 per share.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2010	December 31, 2009	September 30, 2010	December 31, 2010	December 31, 2009

Revenues	$24.03 billion	$21.78 billion	$23.67 billion	$94.16 billion	$87.14 billion

Earnings From Operations	$1.80 billion	$1.58 billion	$2.15 billion	$7.86 billion	$6.36 billion

Operating Margin	7.5%	7.2%	9.1%	8.4%	7.3%

Net Margin	4.3%	4.3%	5.4%	4.9%	4.4%

•

UnitedHealth Group’s consolidated fourth quarter 2010 revenues of $24 billion increased $2.2 billion or 10 percent year-over-year and brought full year 2010 revenues to $94.2 billion, an increase of $7 billion or 8 percent.

•

Four business units – UnitedHealthcare Medicare & Retirement, UnitedHealthcare Community & State, Ingenix and Prescription Solutions – increased revenues by more than 10 percent year-over-year in both the full year and the fourth quarter. On a sequential basis, fourth quarter revenue growth for Health Benefits was driven by increases in consumers served in UnitedHealthcare commercial risk-based products and in Medicaid and Medicare membership, while the Health Services businesses were led by a 21 percent sequential revenue increase at Ingenix.

•

Full year 2010 earnings from operations were $7.9 billion and net earnings were $4.6 billion or $4.10 per share; fourth quarter 2010 earnings from operations were $1.8 billion and net earnings were $1.0 billion or $0.94 per share.

•

The 2010 net margin of 4.9 percent expanded 50 basis points over the 2009 performance. The increase was driven by continued cost management discipline and a moderation in consumer demand for medical services. The 2010 fourth quarter net margin percentage was lower than the third quarter and full year results, as expected, primarily due to seasonality in the Health Benefits businesses.

•

Cash flows from operations were $6.3 billion for the full year, including $1.4 billion in the fourth quarter. Cash flows from operations in 2010 increased 12 percent from $5.6 billion in 2009. Full year 2010 cash flows from operations were 135 percent of 2010 net earnings.

UnitedHealth Group – Continued

•

There were eight days sales outstanding in accounts receivable at the end of the third and fourth quarters of 2010. Year end days claims payable of 49 days was also consistent with the level of 49 days at September 30, 2010.

•

The full year 2010 medical care ratio of 80.6 percent improved 170 basis points year-over-year, as did the fourth quarter 2010 medical care ratio of 79.6 percent. These improvements were due to a moderation in overall demand for medical services, successful clinical engagement and management and increased prior period reserve development.

•

In the fourth quarter the Company realized $200 million in favorable development in medical reserves established earlier in 2010, as compared to $270 million realized in fourth quarter 2009 for reserves established earlier in that year. The Company also realized $140 million in favorable prior year reserve development in the fourth quarter of 2010 as compared to $10 million in the fourth quarter of 2009. The $130 million increase in prior year development in fourth quarter 2010 was driven by a reduction in reserves needed for disputed claims from care providers, due in part to systems and operational improvements that have increased claim payment accuracy, as well as the favorable resolution of certain state-based assessments.

•

The full year 2010 operating cost ratio of 15.2 percent increased 60 basis points year-over-year, and fourth quarter operating costs of 17.0 percent of revenue increased 130 basis points year-over-year. Both increases included the effect of goodwill impairment and business line disposition charges at Ingenix (80 basis points in the fourth quarter, 20 basis points for the full year), a higher overall mix of more operating-cost-intensive Health Services revenues, the absorption of new business development and start-up costs and expenses for the seasonal increase in staffing and selling expenses to fulfill fourth quarter and January 2011 sales and service requirements. These increases were partially offset by savings from productivity advances in operations due to continued improvements in automation and enterprise-wide integration.

•

The full year 2010 and fourth quarter income tax rates of 37.2 percent and 38.1 percent, respectively, increased year-over-year due to federal statutory changes in the Patient Protection and Affordable Care Act, which limited the deductibility of employee compensation, and to the non-deductibility of the Ingenix goodwill impairment.

•

UnitedHealth Group’s year-end debt to debt-plus-equity ratio decreased to 30.1 percent from 32.1 percent at December 31, 2009, while return on equity increased to 18.7 percent from 17.3 percent in 2009.

•

UnitedHealth Group repurchased 76 million shares for $2.5 billion over the course of 2010, including 17 million shares for $625 million during the fourth quarter. The Company ended the quarter with approximately $1 billion in cash available for general corporate use.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers in the health benefits market. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals; delivers health and well-being benefits to Medicare beneficiaries and retirees; and manages health care benefit programs on behalf of state Medicaid and community programs and their participants.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2010	December 31, 2009	September 30, 2010	December 31, 2010	December 31, 2009

Revenues	$22.20 billion	$20.20 billion	$21.96 billion	$87.44 billion	$81.34 billion

Earnings From Operations	$1.62 billion	$1.15 billion	$1.79 billion	$6.64 billion	$4.79 billion

Operating Margin	7.3%	5.7%	8.2%	7.6%	5.9%

•

Full year 2010 Health Benefits revenues of $87.4 billion increased $6.1 billion or 8 percent year-over-year. The Health Benefits businesses provided services to more than 37 million people at year end, a net increase of 1.2 million people in the past year. The increase included gains of 1.0 million people in the public and senior markets and nearly 200,000 people in the commercial markets, despite the challenging U.S. employment environment.

•

Health Benefits earnings from operations for full year 2010 of $6.6 billion increased by $1.8 billion, with fourth quarter earnings from operations up $467 million year-over-year to $1.6 billion. The full year and fourth quarter operating margins improved due to revenue growth and continued cost management disciplines on behalf of commercial and governmental customers as well as a general moderation in year-over-year growth in demand for medical services.

Health Benefits Business Results – Continued

UnitedHealthcare Employer & Individual

•

The UnitedHealthcare Employer & Individual business grew to serve 185,000 more people in 2010. Fourth quarter growth of 110,000 consumers was comprised of 75,000 in risk-based products and 35,000 in fee-based programs. Fourth quarter 2010 was the third consecutive quarter that UnitedHealthcare experienced commercial market growth.

•

Full year 2010 UnitedHealthcare commercial revenues of $41.2 billion grew $359 million or 1 percent year-over-year, including growth of 5 percent in the fourth quarter. Fourth quarter revenues were $10.6 billion.

•

Year-over-year, UnitedHealthcare’s full year 2010 commercial medical care ratio of 80.9 percent improved 310 basis points and the fourth quarter ratio of 81.2 percent improved 460 basis points. These changes were driven by moderated levels of overall health system utilization and related medical expenses, successful clinical management and favorable prior period reserve development, reflecting effective historical performance in controlling medical costs.

UnitedHealthcare Medicare & Retirement

•

UnitedHealthcare Medicare & Retirement revenues increased 12 percent year-over-year to $35.9 billion in 2010. Fourth quarter Medicare & Retirement revenues of $8.8 billion grew $985 million or 13 percent. Strong revenue growth was driven by an increase of 600,000 customers in UnitedHealthcare’s primary senior market offerings in 2010. At year end the Company served more than 9 million senior consumers through these products.

•	In Medicare Advantage, UnitedHealthcare brought its services to 280,000 more seniors in 2010, a 16 percent year-over-year increase, including net growth of 10,000 seniors in the fourth quarter.

•	Growth in active Medicare Supplement products continued, with the number of seniors served increasing by 90,000 in 2010, including 20,000 people in the fourth quarter.

•	At December 31, 2010, 4.5 million people participated in the Company’s stand-alone Part D prescription drug plans, an increase of 230,000 people during the year.

UnitedHealthcare Community & State

•

In 2010 Community & State revenues of $10.4 billion increased $2 billion or 24 percent year-over-year, due to strong growth in people served through state-sponsored benefit programs. Fourth quarter revenues increased $542 million or 24 percent year-over-year to $2.8 billion.

•

During the past 12 months, UnitedHealthcare expanded its Medicaid services to 420,000 more participants, including 85,000 in the fourth quarter, and served more than 3.3 million people at year end. Membership increased 14 percent in 2010, driven by continued strong market share growth, geographic expansion and an overall increase in participation in local Medicaid programs due to the economic downturn.

Through its Health Services businesses, the Company provides care management, prevention and wellness services, financial services dedicated to health care, pharmaceutical benefit management, software, health data and analytics, consulting and other services to a broad variety of customers in the United States and international markets. Through these offerings, the Health Services businesses seek to improve overall health system performance.

Quarterly and Annual Combined Financial Performance

	Three Months Ended			Year Ended
	December 31, 2010	December 31, 2009	September 30, 2010	December 31, 2010	December 31, 2009

Combined Revenues	$6.51 billion	$5.74 billion	$6.24 billion	$24.97 billion	$21.80 billion

Earnings From Operations	$185 million	$425 million	$352 million	$1.23 billion	$1.57 billion

Operating Margin	2.8%	7.4%	5.6%	4.9%	7.2%

•

In 2010, combined Health Services revenues increased by $3.2 billion or 15 percent to $25.0 billion. The revenue advance was driven by growth in consumers served through pharmaceutical benefit management programs and public sector behavioral health programs and increased health care technology software and service revenues. Combined Health Services revenues for the fourth quarter of 2010 increased $766 million or 13 percent to $6.5 billion.

•

The Health Services earnings from operations were unfavorably impacted in the fourth quarter and for the full year by changes in performance-based contracts with Medicare Part D plan sponsors, as well as higher investments in areas of business expansion and growth. Fourth quarter results included a total of $200 million in goodwill impairment and business line disposition charges at Ingenix. Accordingly, the fourth quarter and full year Health Services combined operating margin decreased year-over-year.

Summary of Health Services businesses

– OptumHealth is a national leader in population health and wellness services. Employers, payers and public sector organizations use OptumHealth behavioral health solutions, clinical care management, financial services and specialty offerings such as dental and vision. OptumHealth educates consumers, helping them navigate the health care system, finance their health care needs and better achieve their health and well-being goals.

– Ingenix is a leader in the fields of health care data management, information technology services and consulting, serving physicians, hospitals and other health care providers, governments, health insurers and benefits payers and life sciences companies.

– Prescription Solutions offers a comprehensive array of pharmacy benefit management and specialty pharmacy management services to employer groups, union trusts, and Medicare, commercial and Medicaid health plans.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2010	December 31, 2009	September 30, 2010	December 31, 2010	December 31, 2009

OptumHealth

Revenues	$1.51 billion	$1.43 billion	$1.47 billion	$5.85 billion	$5.53 billion

Earnings From Operations	$155 million	$164 million	$143 million	$610 million	$636 million

Operating Margin	10.3%	11.5%	9.7%	10.4%	11.5%
Ingenix

Revenues	$715 million	$536 million	$592 million	$2.34 billion	$1.82 billion

Earnings From Operations	$101 million[1]	$74 million	$70 million	$284 million[1]	$246 million

Operating Margin	14.1%[1]	13.8%	11.8%	12.1%[1]	13.5%
Prescription Solutions

Revenues	$4.29 billion	$3.78 billion	$4.18 billion	$16.78 billion	$14.45 billion

Earnings From Operations	$129 million	$187 million	$139 million	$534 million	$689 million

Operating Margin	3.0%	4.9%	3.3%	3.2%	4.8%

[1]	Adjusted numbers are non-GAAP financial measures. Further explanation of these non-GAAP measures and reconciliations to the comparable GAAP measures are included in the attached financial schedules.

OptumHealth

•	OptumHealth revenues of $5.8 billion grew $321 million or 6 percent year-over-year in 2010, including growth of $84 million or 6 percent year-over-year to $1.5 billion in the fourth quarter of 2010.

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Full year 2010 earnings from operations of $610 million decreased by $26 million or 4 percent year-over-year, and the operating margin decreased by 110 basis points to 10.4 percent. The year-over-year decreases in earnings from operations and operating margin reflect growth in lower margin public sector business, new market development and startup costs, and costs related to the implementation of Mental Health Parity legislation. Both earnings from operations and operating margin were ahead of management’s original 2010 outlook, due to stronger-than-expected revenue growth and cost management.

•

Growth in dedicated health banking activities continues. At December 31, 2010, OptumHealth Financial Services assets under management grew 28 percent year-over-year to $1.1 billion, and the business grew to serve nearly 2.2 million consumer accounts, up 16 percent year-over-year. OptumHealth Financial Services increased the electronic transmission of medical payments over its connectivity network by 22 percent year-over-year to more than $43 billion in 2010.

Ingenix

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Ingenix revenues increased to $2.3 billion in 2010, an advance of 28 percent year-over-year, including an increase of 33 percent to $715 million in the fourth quarter. Fourth quarter sales bookings increased 127 percent year-over-year, driven by strength in health information technology and business process outsourcing services for care providers, government entities and payers.

•	The Ingenix contract revenue backlog of $3.3 billion at December 31, 2010 was up 47 percent year-over-year, driven by acquisition-related backlog expansion and organic growth.

•

Ingenix full year and fourth quarter 2010 adjusted earnings from operations[1] of $284 million and $101 million, respectively, exclude a total of $200 million in goodwill impairment and business line disposition charges related to certain i3-branded clinical trial service businesses. The sale of these businesses is expected to be completed in the first half of 2011. Ingenix will concentrate its services to the life sciences market in the commercialization segment, leveraging its large scale data and data management capabilities in health intelligence, connectivity and workflow solutions for the global health care industry. Excluding the impairment and disposition-related charges, earnings from operations were strong, exceeding management expectations for the fourth quarter and full year.

Prescription Solutions

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Prescription Solutions revenues of $16.8 billion grew 16 percent or $2.3 billion year-over-year, driven by growth in people served and related higher prescription volumes. Fourth quarter revenues of $4.3 billion grew 13 percent or $503 million year-over-year.

•

Throughout 2010, changes in performance-based contracts with Medicare Part D plan sponsors negatively impacted earnings from operations. This pressure was partially offset by membership growth, increased use of mail service and generic drugs by consumers and effective operating cost management. Overall, the decrease in earnings from operations resulted in a lower operating margin percentage in 2010.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare Employer & Individual, UnitedHealthcare Medicare & Retirement, UnitedHealthcare Community & State, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 75 million individuals worldwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through February 3, 2011, following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #11908832. This earnings release and the Form 8-K dated January 20, 2011 may also be accessed from the Investors page of the Company’s Web site.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs resulting from federal and state regulations affecting the health care industry; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially adversely affect our financial position and results of operations through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; uncertainties regarding changes in Medicare; potential reductions in revenue received from Medicare and Medicaid programs; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third party brokers, consultants and agents; failure to comply with restrictions on patient privacy and data security regulations; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; the potential impact of our future cash and capital requirements on our ability to maintain our quarterly dividend payment cycle; failure to complete or receive anticipated benefits of acquisitions; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Year Ended December 31, 2010

- Consolidated Statements of Operations

- Condensed Consolidated Balance Sheets

- Condensed Consolidated Statements of Cash Flows

- Segment Financial Information

- 2010 Non-GAAP Ingenix Results Excluding Special Items

- UnitedHealthcare Customer Profile

Use of Non-GAAP Financial Measures

2010 Ingenix earnings from operations and operating margins excluding special items as used in the press release are not calculated in accordance with GAAP and should not be considered substitutes for or superior to financial measures calculated in accordance with GAAP. Management believes that the use of non-GAAP financial measures improves the comparability of our results between periods. These financial measures provide investors and our management with useful information to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, and to compare our results of operations on a more consistent basis against that of other companies in the health care industry.

These non-GAAP financial measures have limitations in that they do not reflect all of the special items associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider these measures in isolation. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as non-GAAP basis, disclosing these GAAP financial measures, and providing a reconciliation from GAAP to non-GAAP financial measures.

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues
Premiums	$21,685	$19,729	$85,405	$79,315
Services	1,573	1,367	5,819	5,306
Products	621	547	2,322	1,925
Investment and Other Income	151	141	609	592

Total Revenues	24,030	21,784	94,155	87,138

Operating Costs
Medical Costs	17,258	16,041	68,841	65,289
Operating Costs (a)	4,087	3,413	14,270	12,734
Cost of Products Sold	563	497	2,116	1,765
Depreciation and Amortization	320	258	1,064	991

Total Operating Costs	22,228	20,209	86,291	80,779

Earnings from Operations	1,802	1,575	7,864	6,359

Interest Expense	(118)	(144)	(481)	(551)

Earnings Before Income Taxes	1,684	1,431	7,383	5,808

Provision for Income Taxes	(641)	(487)	(2,749)	(1,986)

Net Earnings	$1,043	$944	$4,634	$3,822

Diluted Net Earnings Per Common Share	$0.94	$0.81	$4.10	$3.24

Diluted Weighted-Average Common Shares Outstanding	1,106	1,161	1,131	1,179

(a)	2010 results include a total of $200 million in goodwill impairment and business line disposition charges at Ingenix.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	December 31,	December 31,
	2010	2009
Assets
Cash and Short-Term Investments	$11,195	$11,039
Accounts Receivable, net	2,061	1,954
Other Current Assets	5,137	5,207

Total Current Assets	18,393	18,200

Long-Term Investments	14,707	13,311
Other Long-Term Assets	29,963	27,534

Total Assets	$63,063	$59,045

Liabilities and Shareholders’ Equity
Medical Costs Payable	$9,220	$9,362
Commercial Paper and Current Maturities of Long-Term Debt	2,480	2,164
Other Current Liabilities	12,000	10,637

Total Current Liabilities	23,700	22,163

Long-Term Debt, less current maturities	8,662	9,009
Future Policy Benefits	2,361	2,325
Deferred Income Taxes and Other Liabilities	2,515	1,942
Shareholders’ Equity	25,825	23,606

Total Liabilities and Shareholders’ Equity	$63,063	$59,045

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Year Ended December 31,
	2010	2009
Operating Activities
Net Earnings	$4,634	$3,822
Noncash Items:
Depreciation and amortization	1,064	991
Deferred income taxes and other	248	7
Share-based compensation	326	334
Net changes in operating assets and liabilities	1	471

Cash Flows From Operating Activities	6,273	5,625

Investing Activities
Cash paid for acquisitions, net of cash assumed	(2,304)	(486)
Purchases of property, equipment and capitalized software, net	(878)	(739)
Net (purchases) sales of investments	(2,157)	249

Cash Flows Used For Investing Activities	(5,339)	(976)

Financing Activities
Common stock repurchases	(2,517)	(1,801)
Net change in commercial paper and long-term debt	94	(1,449)
Interest rate swap termination	—	513
Share-based compensation excess tax benefit	27	38
Customer funds administered	974	204
Dividends paid	(449)	(36)
Other, net	260	256

Cash Flows Used For Financing Activities	(1,611)	(2,275)

(Decrease) increase in cash and cash equivalents	(677)	2,374
Cash and cash equivalents, beginning of period	9,800	7,426

Cash and cash equivalents, end of period	$9,123	$9,800

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues
Health Benefits (a)	$22,204	$20,197	$87,442	$81,341
OptumHealth	1,509	1,425	5,849	5,528
Ingenix	715	536	2,341	1,823
Prescription Solutions	4,285	3,782	16,776	14,452
Eliminations	(4,683)	(4,156)	(18,253)	(16,006)

Total Consolidated Revenues	$24,030	$21,784	$94,155	$87,138

Earnings from Operations
Health Benefits	$1,617	$1,150	$6,636	$4,788
OptumHealth	155	164	610	636
Ingenix (b)	(99)	74	84	246
Prescription Solutions	129	187	534	689

Total Consolidated Earnings from Operations	$1,802	$1,575	$7,864	$6,359

(a)	Revenues for the three months and year ended December 31, 2010 were $10,606 and $41,201 for UnitedHealthcare Employer & Individual; $8,767 and $35,879 for UnitedHealthcare Medicare & Retirement; and $2,831 and $10,362 for UnitedHealthcare Community & State, respectively. Revenues for the three months and year ended December 31, 2009 were $10,126 and $40,842 for UnitedHealthcare Employer & Individual; $7,782 and $32,134 for UnitedHealthcare Medicare & Retirement; and $2,289 and $8,365 for UnitedHealthcare Community & State, respectively.

(b)	2010 results include a total of $200 million in goodwill impairment and business line disposition charges.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

Ingenix Results Excluding Special Items

(in millions, except percentages)

	Three Months Ended December 31, 2010			Year Ended December 31, 2010
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items (a)	Operating Results Excluding Non-GAAP Reconciling Items	Consolidated GAAP Reporting	Non-GAAP Reconciling Items (a)	Operating Results Excluding Non-GAAP Reconciling Items
Earnings from Operations	$(99)	$200	$101	$84	$200	$284

Operating Margin	-13.8%	27.9%	14.1%	3.6%	8.5%	12.1%

(a)	Includes a total of $200 million in goodwill impairment and business line disposition charges at Ingenix.

UNITEDHEALTH GROUP

UNITEDHEALTHCARE CUSTOMER PROFILE

(in thousands)

(unaudited)

	December 31,	September 30,	December 31,
People Served	2010	2010	2009

Commercial Risk-based	9,405	9,330	9,415
Commercial Fee-based	15,405	15,370	15,210

Total Commercial	24,810	24,700	24,625

Medicare Advantage	2,070	2,060	1,790
Medicaid	3,320	3,235	2,900
Standardized Medicare Supplement	2,770	2,750	2,680

Total Public and Senior (a)	8,160	8,045	7,370

Total Health Benefits - Medical	32,970	32,745	31,995
Medicare Part D Stand-alone	4,530	4,525	4,300

Total Health Benefits	37,500	37,270	36,295

Supplemental Data
Total Part D Prescription Drug Plans	6,505	6,480	5,935

Consumer-Driven Health Plans (included in Commercial above)	3,410	3,360	2,765

(a)	Excludes pre-standardized Medicare Supplement and other AARP products.

Note: UnitedHealth Group served 75.4 million individuals across all businesses at December 31, 2010, 75.1 million at September 30, 2010 and 70.3 million at December 31, 2009.